EXHIBIT 10.11(b)

Richard H. Anderson

  Chief Executive Officer

October 29, 2008

David Goode –Chairman

Personnel & Compensation Committee

    of the Board of Directors

Delta Air Lines, Inc.

World Headquarters

Atlanta, Georgia 30320

Dear David:

As you are aware, I have certain compensation arrangements with Delta that provide for enhanced or accelerated benefits in the event a transaction in which Delta is involved constitutes a change in control as defined in those agreements. This letter will confirm that at the Committee’s February 7, 2008 meeting, I voluntarily agreed to waive these change in control provisions for any arrangement in effect for me as of the date Delta (or any subsidiary of Delta) entered into a binding merger agreement with Northwest Airlines Corporation.

Delta and Northwest entered into a binding merger agreement April 14, 2008. Thus, my voluntary waiver described above covers any compensation arrangement in effect for me at that time.

Sincerely,

/s/ Richard H. Anderson

Delta Air Lines, Inc., Post Office Box 20706, Atlanta, GA 30320-6001,U S.A.